Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2019 Third Quarter Results
MALVERN, Pa. (November 5, 2019) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2019 third quarter ended September 28, 2019.
Third Quarter Highlights:

•	Sales of $67.4 million.

•	Gross profit margin of 38.3%.

•	Operating margin of 9.2%, adjusted operating margin* of 10.0%.

•	Net earnings per diluted share of $0.33, adjusted net earnings per diluted share* of $0.37.

•	Cash from operations of $7.6 million with free cash flow* of $4.8 million.

•	Acquisition of Dynamic Systems Inc. completed on November 1, 2019.

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our third-quarter results reflected slower global industrial demand trends reflecting in part trade uncertainty and destocking by customers. Despite the lower revenues, VPG delivered adjusted earnings per diluted share of $0.37 and solid free cash flow. We continue to execute on our key strategic initiatives which position us for future growth."
Acquisition of Dynamic Systems Inc.:
On November 1, 2019, VPG completed the acquisition of New York-based Dynamic Systems Inc. ("DSI"), a specialized provider of dynamic thermal-mechanical test and simulation systems used to develop new metal alloys and optimize production processes, for a purchase price of $41 million, subject to customary adjustments, plus a potential earn out of up to an additional $3 million. Over the past three years, DSI achieved average annual sales of $16 million and high EBITDA margins. Going forward, DSI will report into the Company's Weighing and Control Systems segment.
Ziv Shoshani commented: “We are very pleased with the addition of DSI to the VPG platform and the value this transaction creates for our shareholders. The acquisition reflects our strategy to deploy capital to drive incremental returns. DSI is an established, high margin business, with a strong brand and has the largest installed base of products of its type in the world, according to market estimates. DSI expands our position in the steel market, and offers good opportunities for growth by leveraging our sales capabilities and market presence, and by expanding DSI’s product line to address new 'blue ocean' opportunities.”
Third Quarter and Nine Month Financial Trends:
The Company's third fiscal quarter 2019 net earnings attributable to VPG stockholders was $4.5 million, or $0.33 per diluted share, compared to $7.5 million, or $0.56 per diluted share, in the third fiscal quarter of 2018. Foreign currency exchange rates for the third quarter of 2019 decreased net income by $0.4 million, or $0.03 per diluted share, relative to the prior year period.
In the nine fiscal months ended September 28, 2019, net earnings attributable to VPG stockholders grew to $18.3 million, or $1.35 per diluted share, compared to $20.2 million, or $1.50 per diluted share in the nine fiscal months ended September 29, 2018. Foreign currency exchange rates for the nine fiscal months of 2019 decreased net income by $0.5 million, or $0.03 per diluted share, relative to the prior year period.
The third fiscal quarter 2019 adjusted net earnings* attributable to VPG stockholders was $5.0 million, or $0.37 per diluted share, compared to $7.7 million, or $0.57 per diluted share in the third fiscal quarter of 2018.
In the nine fiscal months ended September 28, 2019, adjusted net earnings* attributable to VPG stockholders was $19.4 million, or $1.43 per diluted share compared to $20.5 million, or $1.51 per diluted share in the nine fiscal months ended September 29, 2018.

Segments
Foil Technology Products segment revenues decreased 10.6% to $32.1 million in the third fiscal quarter of 2019, down from $35.9 million in the third fiscal quarter of 2018; sequential revenue decreased 2.7% compared to $33.0 million in the second quarter of 2019. The year-over-year decrease in revenues was attributable to Pacific Instruments products in the Americas for end user customers in the avionics, military and space market and strain gage products for test and measurement applications, primarily in the Americas. This was partially offset by a revenue increase in the Advanced Sensors products primarily in the Americas. The sequential decrease in revenues was attributable to Pacific Instruments products for end user customers in the avionics, military and space market in the Americas and strain gage products for test and measurement applications, primarily in Europe. We also saw a decrease in precision resistor foil products in all regions for test and measurement applications.
Gross profit margin for the Foil Technology Products segment was 37.3% for the third fiscal quarter of 2019, a decrease compared to 43.9% in the third fiscal quarter of 2018, and a decrease compared to 43.6% in the second fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to a decrease in volume, the impact of negative exchange rates, and an increase in wages and manufacturing costs. The sequential decrease in gross profit margin was primarily due to a decrease in volume, unfavorable product mix, and the impact of negative exchange rates.
Force Sensors segment revenues declined 7.9% to $16.2 million in the third fiscal quarter of 2019, compared to $17.6 million in the third fiscal quarter of 2018; sequential revenue declined 0.8%, compared to $16.3 million in the second quarter of 2019. The year-over-year decrease in revenues was mainly attributable to OEM customers, primarily in the Americas. The sequential decrease in revenues was mainly attributable to OEM customers for precision weighing applications in the Americas and Asia, partially offset by an increase in revenues from OEM customers for medical and agriculture applications in the Americas.
Gross profit margin for the Force Sensors segment was 30.4% for the third fiscal quarter of 2019, an increase compared to 25.9% in the third fiscal quarter of 2018, and an increase compared to 26.9% in the second fiscal quarter of 2019. The year-over-year increase in gross profit margin was primarily due to an increase in export grants in India, the impact of positive exchange rates and manufacturing efficiencies partially offset by a decrease in volume. Sequentially, gross profit margin increased due to manufacturing efficiencies and a one-time charge recorded in the second quarter of 2019.
Weighing and Control Systems segment revenues declined 13.2% to $19.1 million in the third fiscal quarter of 2019, down from $22.0 million in the third fiscal quarter of 2018; sequential revenue decreased 11.3% from $21.5 million in the second fiscal quarter of 2019. The decrease in revenues year-over-year was primarily attributable to the steel product line in Europe, the on board weighing products in Europe and the Americas and the process weighing products in the Americas and Europe. The sequential decrease in revenue was primarily attributable to a decrease in the process weighing products in Europe, and in on-board weighing products mainly in Europe and the Americas.
The third fiscal quarter 2019 gross profit margin for the Weighing and Control Systems segment was 46.6%, flat compared to 46.6% from the third fiscal quarter of 2018, and an increase compared to 45.6% from the second fiscal quarter of 2019. Sequential gross profit margin increase was primarily due to manufacturing efficiencies partially offset by lower volume.
Near-Term Outlook
“Given the current business environment and our order trends, at constant third fiscal quarter 2019 exchange rates, and including approximately two months of sales related to the acquisition of DSI, we expect net revenues in the range of $63 million to $69 million for the fourth fiscal quarter of 2019,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define "adjusted operating margin" as operating margin before restructuring costs and executive severance costs. We define “adjusted earnings” and "adjusted earnings per share" as net earnings attributable to VPG stockholders before restructuring costs, executive severance costs, and associated tax e ffects. We define "free cash flow" as the amount of cash generated from operations ($7.6 million for the third fiscal quarter of 2019), in excess of our capital expenditures ($(2.9) million for the third fiscal quarter of 2019) net of proceeds, if any, from the sale of assets ($0.1 million for the third fiscal quarter of 2019).
Conference Call and Webcast
A conference call will be held today (November 5) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 6560848, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10136035. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies (including DSI); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For more information, contact:
Steve Cantor
Vishay Precision Group
tel.: 857-636-0367
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 28, 2019	September 29, 2018
Net revenues	$67,421	$75,490
Costs of products sold	41,631	44,910
Gross profit	25,790	30,580
Gross profit margin	38.3%	40.5%

Selling, general, and administrative expenses	19,057	19,721
Restructuring costs	547	228
Operating income	6,186	10,631
Operating margin	9.2%	14.1%

Other income (expense):
Interest expense	(324)	(413)
Other	547	(172)
Other income (expense)	223	(585)

Income before taxes	6,409	10,046

Income tax expense	1,879	2,479

Net earnings	4,530	7,567
Less: net earnings attributable to noncontrolling interests	21	20
Net earnings attributable to VPG stockholders	$4,509	$7,547

Basic earnings per share attributable to VPG stockholders	$0.33	$0.56
Diluted earnings per share attributable to VPG stockholders	$0.33	$0.56

Weighted average shares outstanding - basic	13,523	13,474
Weighted average shares outstanding - diluted	13,607	13,534

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 28, 2019	September 29, 2018
Net revenues	$214,816	$222,812
Costs of products sold	127,366	132,361
Gross profit	87,450	90,451
Gross profit margin	40.7%	40.6%

Selling, general, and administrative expenses	59,401	60,030
Executive severance costs	611	—
Restructuring costs	547	289
Operating income	26,891	30,132
Operating margin	12.5%	13.5%

Other income (expense):
Interest expense	(1,071)	(1,333)
Other	(385)	(1,093)
Other income (expense)	(1,456)	(2,426)

Income before taxes	25,435	27,706

Income tax expense	6,999	7,498

Net earnings	18,436	20,208
Less: net earnings (loss) attributable to noncontrolling interests	119	(20)
Net earnings attributable to VPG stockholders	$18,317	$20,228

Basic earnings per share attributable to VPG stockholders	$1.36	$1.51
Diluted earnings per share attributable to VPG stockholders	$1.35	$1.50

Weighted average shares outstanding - basic	13,512	13,431
Weighted average shares outstanding - diluted	13,588	13,519

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 28, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$101,299	$90,159
Accounts receivable, net	44,430	53,156
Inventories:
Raw materials	18,894	18,052
Work in process	23,792	22,007
Finished goods	21,431	22,182
Inventories, net	64,117	62,241

Prepaid expenses and other current assets	15,081	9,314
Total current assets	224,927	214,870

Property and equipment, at cost:
Land	3,368	3,390
Buildings and improvements	51,750	51,055
Machinery and equipment	110,047	105,840
Software	9,310	8,532
Construction in progress	2,565	2,157
Accumulated depreciation	(117,712)	(111,555)
Property and equipment, net	59,328	59,419

Goodwill	16,318	16,141

Intangible assets, net	16,703	17,656

Other assets	27,482	18,297
Total assets	$344,758	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 28, 2019	December 31, 2018
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,804	$11,461
Payroll and related expenses	15,695	17,757
Other accrued expenses	19,199	17,031
Income taxes	2,798	3,879
Current portion of long-term debt	4,996	4,654
Total current liabilities	51,492	54,782

Long-term debt, less current portion	18,676	22,421
Deferred income taxes	2,200	2,200
Other liabilities	20,866	13,545
Accrued pension and other postretirement costs	14,873	14,982
Total liabilities	108,107	107,930

Commitments and contingencies

Equity:
Common stock	1,312	1,307
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,381	196,666
Retained earnings	85,417	66,569
Accumulated other comprehensive loss	(38,909)	(37,465)
Total Vishay Precision Group, Inc. stockholders' equity	236,539	218,415
Noncontrolling interests	112	38
Total equity	236,651	218,453
Total liabilities and equity	$344,758	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine Fiscal Months Ended
	September 28, 2019	September 29, 2018
Operating activities
Net earnings	$18,436	$20,208
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,639	7,939
Gain on disposal of property and equipment	(100)	(146)
Share-based compensation expense	1,592	1,172
Inventory write-offs for obsolescence	1,937	1,633
Deferred income taxes	605	1,584
Other	(829)	536
Net changes in operating assets and liabilities:
Accounts receivable, net	8,348	(8,128)
Inventories, net	(4,138)	(6,935)
Prepaid expenses and other current assets	(5,788)	(2,600)
Trade accounts payable	(1,353)	(1,342)
Other current liabilities	(2,727)	4,031
Net cash provided by operating activities	24,622	17,952

Investing activities
Capital expenditures	(8,621)	(9,966)
Proceeds from sale of property and equipment	265	169
Net cash used in investing activities	(8,356)	(9,797)

Financing activities
Principal payments on long-term debt	(3,461)	(4,728)
Proceeds from revolving facility	—	22,000
Payments on revolving facility	—	(19,000)
Distributions to noncontrolling interests	(45)	(101)
Payments of employee taxes on certain share-based arrangements	(854)	(801)
Net cash used in financing activities	(4,360)	(2,630)
Effect of exchange rate changes on cash and cash equivalents	(766)	(1,189)
Increase in cash and cash equivalents	11,140	4,336

Cash and cash equivalents at beginning of period	90,159	74,292
Cash and cash equivalents at end of period	$101,299	$78,628

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(7,383)	$(7,599)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$—	$(2,794)
Capital expenditures accrued but not yet paid as of September 28, 2019 were $613.

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Nine fiscal months ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Operating income	$6,186	$10,631	$26,891	$30,132
Operating margin	9.2%	14.1%	12.5%	13.5%

Reconciling items affecting operating margin
Executive severance costs	—	—	611	—
Restructuring costs	547	228	547	289

Adjusted operating income	$6,733	$10,859	$28,049	$30,421
Adjusted operating margin	10.0%	14.4%	13.1%	13.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net earnings attributable to VPG stockholders	$4,509	$7,547	$18,317	$20,228

Reconciling items affecting operating margin
Executive severance costs	—	—	611	—
Restructuring costs	547	228	547	289
Less reconciling items affecting income tax expense
Tax effect of reconciling items	80	35	80	44
Adjusted net earnings attributable to VPG stockholders	$4,976	$7,740	$19,395	$20,473

Adjusted net earnings per diluted share	$0.37	$0.57	$1.43	$1.51

Weighted average shares outstanding - diluted	13,607	13,534	13,588	13,519